Exhibit 5.28

CONSENT OF T. CIUCULESCU

The undersigned hereby consents to the use of the technical report entitled “NI 43-101 Technical Report on the Prefeasibility Study of the Côté Gold Project, Porcupine Mining Division, Ontario, Canada” dated June 8, 2017 and effective May 26, 2017, and the information derived therefrom related to the Mineral Resources, as well as the reference to their name where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Tudorel Ciuculescu
By:	Tudorel Ciuculescu, P. Geo.
Senior Geologist

Dated: March 28, 2018